Exhibit 10.28

May 28, 2021

Geoff Trukenbrod

Dear Geoff,

I am pleased to offer you a full-time permanent position with LanzaTech, Inc. as CFO (Chief Financial Officer). This role will continue to report to Jennifer Holmgren, CEO.

Your compensation package will include the following:

1.	An annual base salary of $375,000.00 paid on a bi-weekly basis in the gross amount of $14,423.08 USD per pay period, in accordance with the Company's normal payroll procedures. This is an increase of 7.2% of your current base pay rate.
2.	You will be eligible for an annual bonus of up to 40% based on performance. All bonuses at the executive level are discretionary, based on Company performance only and need to be approved by the Board of Directors each year. You shall have no absolute right to an annual bonus in any year.
3.	In recognition for your transition into the permanent position, you will be paid a sign-on bonus of $30,000.00 payable in two parts: Initial $15,000.00 paid on your first paycheck; Remaining $15,000.00 payable after 6 months of employment. Both payments will be subject to all applicable federal and state taxes.
4.	You have been granted 230,000 stock options in LanzaTech New Zealand Limited pursuant to the Notice of Grant dated April 19, 2021 and the terms of the 2019 Stock Plan and Stock Option Agreement, relevant shareholders agreements and applicable law.
5.	You will be entitled to time off as part of our Executive Paid Time Off Policy which allows for an unlimited number of days off per year to be used for vacation, sick, personal, and floating holiday purposes.
6.	You will transition to our Executive Health Benefits Plan which includes enhanced Life and Disability Benefit Options.
7.	Should we be successful in becoming a public company your compensation will be reviewed accordingly. As a public company, we will be updating executive compensation based on competitive benchmarking.
8.	The Company intends to adopt a change of control/severance plan in the future. The Company is in the process of formalizing this plan and once complete, you will be eligible for the plan along with other defined members of the executive team. You agree that the definition of "Change of Control" and terms set out from time to time under the Plan shall apply and prevail over those outlined in this offer letter.

9.	If your employment ends by Involuntary Termination including within six (6) months following a Change of Control (as those terms are defined in Exhibit B), you will receive the severance payment and benefits set out below provided that you execute a waiver and release agreement in a form acceptable to the Company for its senior executives.
●	Six (6) months of your base salary as of your termination date, payable on the Company's normal payroll cycle.
●	Six (6) months of subsidized COBRA continuation coverage at the active employee contribution rates.
●	Accelerated vesting of such number of shares that would have vested, in the ordinary course of business, if you had remained employed with the Company for a twenty-four (24) month period following your termination date.

Your employment with the Company will be at-will employment subject to all the Terms and Conditions of Employment set forth in Exhibit A, including the provisions of the Company's Employee Proprietary Information and Inventions Agreement (the "Proprietary Agreement") already signed [August 31,2020]

We are excited about our future and feel you will be an outstanding addition to the team. We look forward to the journey with you and the success it will bring us all.

To indicate your acceptance of the Company's offer, please sign and date this letter and return.

We look forward to continuing to work together.

Sincerely,

/s/ Freya Burton

Freya Burton

Chief Sustainability and People Officer

Signature:	/s/ Geoff Trukenbrod

Print Name:	Geoff Trukenbrod

Acceptance Date:	5/29/2021

Exhibit A

Terms and Conditions of Employment

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least four weeks' notice. In addition, the Company reserves the right to modify job titles, salaries and benefits from time to time as it deems necessary.

As we are sure you can understand, we reserve the right to conduct background investigations and/or reference checks on all of our potential employees, and we must condition our offers of employment on clearance of such inquiries, if any. In this regard, for purposes of federal immigration law, you will be required to provide us with documentary evidence of your identity and eligibility for employment in the United States. This documentation must be provided to us no later than three (3) business days after your date of hire, or we may have to terminate our employment relationship with you.

We also ask that, if you have not already done so, you disclose to us any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company. By signing this letter, you represent to the Company that no agreements prevent you from performing the duties of your position with us.

As a condition of your employment, you are required to sign and comply with the Company's Employee Proprietary Information Agreement (the "Proprietary Agreement"). The Proprietary Agreement requires, among other provisions, the assignment to the Company of patent rights to any inventions made during your employment with us, the non-disclosure of the Company's proprietary information, and the arbitration of all disputes arising out of or relating to our employment relationship under this letter or otherwise. Please read the Proprietary Agreement carefully. Please note that we must receive your signed Proprietary Agreement before your first (1st) day of employment.

Also, you understand and acknowledge that you are not to bring to the Company any confidential information belonging to any former employer. You also understand and acknowledge that you shall not, directly or indirectly, use or disclose any confidential information belonging to any former employer in performing your duties and responsibilities for the company. Your violation of this obligation will result in the Company taking disciplinary action against you, which may include the termination of your employment.

As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct that are included in the Company Handbook, which the Company will soon distribute to you.

Exhibit B

Definitions

"Change in Control" means (i) the direct or indirect sale or exchange in a single or series of related transactions by shareholders of the company of shares in the company carrying more than fifty percent (50%) of the total combined voting power of all classes of share of the Company; (ii) a merger, consolidation or other reorganization in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company), whether in a single event or series of related events in which the shareholders of the Company immediately before the event(s) do not retain immediately after the event(s) direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of directors.

"Involuntary Termination" means termination of your employment by the Company without Cause or termination by you for Good Reason, where:

"Cause" means any of the following: (i) your commission of any theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any company documents or records; (ii) your material failure to abide by the company's code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) your unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the company (including, without limitation, your improper use or disclosure of the company's confidential or proprietary information); (iv) any intentional act by you which has a material detrimental effect on a the company's reputation or business; (v) your repeated failure or inability to perform any reasonable assigned duties after written notice from the Company, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by you of any employment or service agreement between the you and the company; or (vii) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with the company.

"Good Reason" means: (a) a material diminution in your authority, duties, or responsibilities, unless you have consented in writing to such diminution; provided, however, that if there is a Change in Control or other corporate restructuring, you shall not have Good Reason solely on account of the Participant holding materially the same position in the surviving legal entity or business unit as you held before such Change in Control or other restructuring, even if now part of a larger company or conglomerate; (b) you ceasing to report to a company employee with the same, equivalent or more senior job title as the Company employee to whom you reported immediately prior to such change in reporting relationship, unless you have consented in writing to such change in reporting relationship; (c) a reduction in your base salary (excluding a reduction that applies to substantially all similarly-situated employees of the company), unless you have consented in writing to such reduction; (d) a change by the company in the location at which you perform your principal duties for the company to a new location that is more than forty (40) miles from the location at which you performed your principal duties for the company immediately prior to such change, unless you have consented in writing to such requirement; or (e) a material breach by the company of any employment agreement with you; provided, however, that in the case of clauses (a), (b), (c), (d) or (e), (i) you provide written notice to the company of the existence of a condition for Good Reason within sixty (60) days of the initial existence thereof, (ii) the company has thirty (30) days after receipt of such notice to cure the condition for Good Reason and fails to do so, and (iii) you terminate your service within thirty (30) days of the expiration of such cure period; and provided further that if you are placed on paid or unpaid leave during an investigation, for example an investigation into your alleged misconduct, that shall not constitute Good Reason.